                                  EXHIBIT 10.6


                       PORTIONS OF THIS EXHIBIT HAVE BEEN
                 OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
        TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND
           EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]".

                           ------------------------



                    FOREIGN DESIGN AND CONSULTING AGREEMENT

                          Dated as of January 1, 1985


                           ------------------------


                                   -between-


                                 RALPH LAUREN,

                            individually and d/b/a

                          RALPH LAUREN DESIGN STUDIO


                                     -and-


                                 L'OREAL S.A.


                           ------------------------

                               TABLE OF CONTENTS

  SECTION:                                                                    Page
  --------                                                                    ----
      Recitals...............................................................   1

1.    Definitions............................................................   4

2.    Design.................................................................   7

3.    Design Legends, Copyright Notice and Licensed Products................   10.

4.    Lauren's Compensation.................................................   13.

5.    Foreign Currency and Reports..........................................   17.

6.    Operating Expenses....................................................   19.

7.    Death or Incapacity of Lauren.........................................   19.

8.    Termination...........................................................   20.

9.    Notices...............................................................   22.

10.   Binding Effect........................................................   23.

11.   Assignment............................................................   24.

12.   Arbitration and Equitable Remedies....................................   24.

13.   Relationship of Parties...............................................   25.

14.   Governing Law.........................................................   25.

15.   Entire Agreement......................................................   25.

16.   Severability..........................................................   25.

17.   Counterparts..........................................................   26.

18.   Termination of Prior Agreement........................................   26.

            FOREIGN DESIGN AND CONSULTING AGREEMENT dated as of January 1, 1985 by and between Ralph Lauren ("Lauren") individually and doing business under the name Ralph Lauren Design Studio, with a place of business at 40 West 55th Street, New York, New York 10019, and L'Oreal S.A., a corporation organized under the laws of France ("Company"), with a place of business at 41, Rue Martre, 92117 Clichy Cedex, France.

            A. Lauren is an internationally famous designer who has received numerous awards for his design of men's and women's wear, has twice been inducted into the Coty Hall of Fame for his design of men's and women's fashions and is a creator of original designs for fragrances, jewelry and other products.

            B. Lauren has previously sold and transferred to certain Trusts created under an agreement dated September 21, 1976 (the "Trusts") all his rights and interest in and to certain present and future trademarks and trade names ("Names") in connection with the manufacture, sale, marketing, use and other commercial exploitation of fragrances and scents, cosmetic preparations, personal hygiene products and toiletries around the world. The Trusts have previously transferred to The Polo/Lauren Company ("PLC"), a New York limited partnership, all of their rights and interests in and to the Names in connection with the manufacture, sale, marketing, use and other commercial exploitation of fragrances and scents, cosmetic preparations, personal hygiene products and toiletries outside of the United

States of America, its territories and possessions (including, without limitation, Puerto Rico) and any military bases and duty free shops situated therein ("U.S.A."), and the Trusts continue to own such rights in and for the U.S.A.

            C. Pursuant to various agreements dated as of November 22, 1976 (executed on June 30, 1978) among Warner/Lauren Ltd. ("WLL"), the Trustees, PLC and Lauren, WLL obtained (i) exclusive licenses to use the Names worldwide in connection with the manufacture, marketing, use, sale and other commercial exploitation of certain specified men's and women's fragrances, scents, cosmetic preparations, personal hygiene products and toiletries, referred to as "Royalty Products" and (ii) the services of Lauren in the creation of packaging designs for the Royalty Products and the exclusive worldwide right to use said Lauren-created designs in conjunction with the Royalty Products.

            D. Pursuant to a stock purchase agreement dated January 13, 1984 and a subsequent series of corporate mergers and restructurings, Cosmair, Inc. ("Cosmair") assumed all the rights, duties and obligations of WLL under the aforementioned agreements. As of the effective date hereof, the Company has been assigned and has assured all the rights, duties and obligations of Cosmair under the aforementioned agreements as they relate to the manufacture, marketing, use, sale and other commercial exploitation of Royalty Products and said Lauren-created Packaging designs outside of the U.S.A.

            E. Contemporaneously herewith, pursuant to a restated foreign license agreement (the "Restated Foreign License Agreement") between the Company and PLC, said parties have set forth their restated agreement concerning the Company's exclusive license to use the Names in connection with the manufacture, marketing, use, sale and other commercial exploitation outside of the U.S.A. of certain men's and women's fragrances, scents, cosmetic preparations, personal hygiene products, and toiletries, including, without limitation, those described in Schedule A annexed to the Restated Foreign License Agreement (the "Licensed Products"), and which when sold or marketed under the Restated Foreign License Agreement by the Company, its subsidiaries, its Affiliates or its Sub-licensees (as such terms are hereinafter defined) are therein and herein also referred to as the "Royalty Products". The Restated Foreign License Agreement is herein, at times, referred to as the "License Agreement" and capitalized defined term used herein shall have the same meaning as in the License Agreement, unless otherwise herein indicated.

            F. The value of the Names is largely attributable to the skill and personal efforts of Lauren in designing. The Company and Lauren now wish to amend and restate and to set forth in one document their understanding concerning the services of Lauren in connection with the design of the Royalty Products and the packaging thereof which will be sold under the Names, and with respect to any patents of the designs and any copyrights thereon resulting from Lauren's services. As used herein and in the License Agreement, "Packaging" refers to all caps, bottles, containers, boxes, wrappings, labels, tags and any and all other receptacles and adornments used in connection with the marketing of the Royalty Products.

            IN CONSIDERATION of the foregoing premises and of the mutual covenants herein contained, the parties hereto, intending legally to be bound, do hereby agree as follows:

            1.    Definitions.

            Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this paragraph, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined.

            "Affiliates" shall mean all persons or business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter own, or are owned or controlled, directly or indirectly by the Company.
            "the Company" shall have the meaning assigned to that term in the preamble to this Agreement.

            "Cosmair" shall have the meaning assigned to that term in recital D to this Agreement.

            "Cosmetic Royalty Products" shall mean those Royalty Products which are cosmetic preparations, including specifically the ones described under the caption Cosmetic Preparations in Schedule A annexed to the License Agreement.

            "Cosmetics Compensation" shall have the meaning assigned to that term in paragraph 4(a)(ii) of this Agreement.

            "Design Concepts" shall have the meaning assigned to that term in paragraph 2(b) of this Agreement.

            "Design Studio" shall have the meaning assigned to that term in paragraph 2(d) of this Agreement.

            "Final Prototype", shall have the meaning assigned to that term in paragraph 3(d) of this Agreement.

            "Full Priced Royalty Products" shall have the meaning assigned to that term in paragraph 4(e) of this Agreement.

            "Japanese Compensation" shall have the meaning assigned to that term in paragraph 4(a)(iii) of this Agreement.

            "Lauren" shall have the meaning assigned to that term in the preamble to this Agreement.

            "License" shall have the meaning assigned to that term in paragraph 3(c) of this Agreement.

            "License Agreement" shall mean the Restated Foreign License Agreement dated the date hereof between PLC and the Company.

            "License Products" shall have the meaning assigned to that term in recital E to this Agreement.

            "Names" shall have the meaning assigned to that term in recital B to this Agreement.

            "Net Sales" shall have the meaning assigned to that term in paragraph 4(d) of this Agreement.

            "New Licensed Products" shall mean Licensed Products not marketed as of the date hereof or, if then existing, for which Lauren develops new Packaging thereafter.

            "Packaging" shall have the meaning assigned to that term in recital F to this Agreement.

            "PLC" shall have the meaning assigned to that term in recital B to this Agreement.

            "Promotion Products" shall have the meaning assigned to that term in paragraph 4(f) of this Agreement.

            "Prototype" shall have the meaning assigned to that term in paragraph 3(d) of this Agreement.

            "Regular Compensation" shall have the meaning assigned to that term in paragraph 4(a)(i) of this Agreement.

            "Royalty Products" shall have the meaning assigned to that term in recital E to this Agreement.

            "Semi-Annual Accounting Period" shall have the meaning assigned to that term in the License Agreement in paragraph 4(b) of this Agreement.

            "Sub-licensees" shall have the same meaning assigned to that term in the License Agreement.

            "Territory" shall mean all parts of the world exclusive of the U.S.A.

            "U.S.A." shall have the meaning assigned to that term in recital B to this Agreement.

            "WLL" shall have the meaning assigned to that term in recital C to this Agreement.

            2.    Design.

                  (a) At any time or from time to time the Company shall provide Lauren with a list or lists setting forth those New Licensed Products for which the Company shall require Packaging. The Company acknowledges that it is receiving valuable rights from Lauren by virtue of its right to use previously designed packaging concepts for Licensed Products heretofore primarily marketed in the U.S.A. It is the intention of each of the parties hereto that the marketing programs established for Licensed Products will be applied throughout the world, so as to project a consistent world-wide image. The Company shall provide Lauren with all pertinent information concerning the desired New Licensed Products, including the countries where they are intended to be marketed and the proposed launch dates in each of the countries.

                  (b) At any time or from time to time within a reasonable period (consistent with Lauren's and the Company's reasonable schedules), following receipt by Lauren's and the Company's reasonable schedules), following receipt by Lauren of the aforesaid list or lists, Lauren shall provide the Company with a program of suggested, broad design themes and concepts with respect to the Packaging for such New Licensed Products ("Design Concepts") which shall be embodied in verbal and/or written descriptions of design themes and concepts and such other detailed designs and sketches therefor, as Lauren deems appropriate. Lauren shall have full discretion with respect to the manner in which the Design Concepts shall be formulated and presented by Lauren to the Company. The Company and Lauren shall confer on Design Concepts and shall make such modifications as are required to meet Lauren's approval.

                  (c) The Design Concepts, as finally agreed upon, shall be the basis of the Packaging for any New Licensed Products subject to such changes as the Company with the approval of Lauren may deem necessary to increase the sales of said Products. It is understood that local conditions, legal or otherwise, may require variations on Packaging or with respect to Product formulas from country to country. The Company shall advise Lauren of any such local conditions and the consequent required variations, and Lauren shall not unreasonably withhold or delay his approval thereto.

                  (d) Lauren may engage such employees, agents and consultants operating under Lauren's supervision and control (such employees, agents and consultants collectively, the "Design Studio") as he may deem necessary and appropriate.

                  (e) From time to time while this Agreement is in effect, Lauren and/or the Design Studio may (i) develop or modify and implement designs from the Design Concepts or other designs furnished by Lauren or (ii) develop and implement new designs, which the Company may incorporate into the Packaging for Royalty Products.

                  (f) If the Company wishes to prepare a design or designs for New Licensed Products, it shall submit to Lauren for his approval the Company's proposed Packaging designs therefor. Lauren may, with respect to all designs intended to be incorporated into the Packaging of the New Licensed Products, review and approve, with such modifications as he may deem necessary or appropriate, or disapprove, in either event by notice to the Company, designs prepared by the Company.

                  (g) The Company shall submit to Lauren for his review and approval, which approval will not be reasonably withheld or delayed by Lauren, the Company's proposed media advertising (other than cooperative advertising) relating to each Licensed Product or Licensed Product line, and the Company's proposed selection of Promotion Products other than Promotion Products which are also Licensed Products. All layouts proposed by the Company for cooperative advertising shall similarly be subject to Lauren's review and approval; provided, however, that in the event the Company is not as a matter of practice given an opportunity to review the cooperative advertising due to time constraints, then the Company shall notify Lauren of those customers with whom it does cooperative advertising and/or promotions, and the Company shall notify the same customers of the terms of this Agreement which pertain to said advertising or promotional materials in the event Lauren objects to any advertising or promotional material used by any such customer. Lauren may, with respect to such advertising and Promotion Products, make such suggestions as he may deem necessary or appropriate, or disapprove, in either event by notice to the Company. Notwithstanding the foregoing, if the Company makes minor, non-material alterations in any advertising with respect to a Royalty Product or Royalty Product line, which advertising has previously been approved by Lauren, the Company need not resubmit such advertising to Lauren for his review or approval.

                  (h) Lauren's right of approval under sub-paragraphs (b), (c),
(f) and (g) of this paragraph 2, sub-paragraphs (d) and (e) of paragraph 3 and sub-paragraph (f) of paragraph 4 may be exercised personally by Lauren or by the Design Studio. If Lauren or the Design Studio fails or is unable to exercise such right within thirty (30) days (fifteen (15) days with respect to sub-paragraph (g) of this paragraph 2), Lauren shall be deemed to have given his approval to the Company with respect to the matter as to which his approval was sought or otherwise required.

                  (i) All patents and copyrights on designs of the Royalty Products shall be applied for (where application is desired by the Company) by Lauren, at the expense of the Company, and shall designate Lauren as the patent or copyright owner, as the case may be, thereof. All patents, trade secrets or formulas created by or for the Company for Licensed Products and technical know-how and licenses (including technical assistance agreements) shall remain the property of the Company. The Company shall issue such patent and other licenses as may be necessary to enable the entity to which Lauren renders design services for Licensed Products in the U.S.A. to market in the U.S.A. the same Licensed Products as are marketed by the Company in the Territory.

            3.    Design Legends, Copyright Notice and Licensed Products.
                  (a) All designs of Royalty Products and Packaging created by Lauren or the Design Studio, or created by or for the Company and reviewed and approved by Lauren or reviewed by the Design Studio, or developed by or for the Company from Design Concepts or subsequent design concepts furnished or approved by Lauren or furnished or reviewed by the Design Studio, shall be subject to the provisions of this paragraph 3.

                  (b) The Company shall cause to be placed on all Packaging appropriate notice designating Lauren as the copyright or design patent owner thereof, as the case may be, except that the Company may, with respect to bottles of 3 oz. or less, omit such notice if the placement thereof shall not be esthetic in the Company's reasonable judgment (provided, however, that if such notice is omitted from a bottle, a notice will be placed on the box or other packaging thereof indicating: "Packaging and bottle(C) by Ralph Lauren" together with a date and/or such other similar notice as may be required by law in order to protect Lauren's proprietary rights). The manner of presentation of said notices shall be within the discretion of the Company, consistent with good taste and esthetics, it being understood that placement of said notice on the bottom of a bottle or lip of a carton shall be acceptable.

                  (c) Lauren hereby grants to the Company the exclusive right, license and privilege (the "License") to use in the Territory the designs furnished hereunder and all copyrights, if any, therein, and shall execute and deliver to the Company all documents and instruments necessary to perfect or evidence such license; provided, however, that all such right, title and interest therein shall revert to Lauren upon termination of this Agreement and the Company shall thereupon execute and deliver to Lauren all documents and instruments necessary to perfect or evidence such reversion. The License shall be exclusive even as to Lauren, and shall continue for a term of ninety-nine
(99) years, unless terminated in accordance with paragraph 8 hereof.

                  (d) The Company shall obtain the written approval of Lauren, acting through Mr. Ralph Lauren individually or a designee of Lauren, of all new Licensed

Products, by submitting a Prototype, of each different design or model of a Licensed Product, including, but not limited to, the type and quality of materials, colors and workmanship to be used in connection therewith, prior to any commercial production thereof. In the event that Lauren rejects a particular Prototype or Prototypes, Lauren shall notify the Company of his reasons for rejection and to provide the Company with suggestions for modifying the particular Prototype or Prototypes which Lauren is rejecting. The Company shall promptly correct said Prototype or Prototypes, resubmit said Prototype or Prototypes to Lauren and seek Lauren's approval under the same terms and conditions as set forth herein with respect to the first submission of Prototypes. As used herein, the term "Prototype" shall mean any and all models, or actual samples, of Licensed Products; and the term "Final Prototype" shall mean the actual final sample of a Licensed Product upon which the first commercial production will be based and which has been approved by Lauren prior to the first commercial production thereof pursuant to this paragraph.

                  (e) Approval of any and all Prototypes as Final Prototypes shall be in the sole discretion of Mr. Ralph Lauren, individually, or a designee of Lauren. The Licensed Products thereafter manufactured and sold by the Company shall strictly adhere, in all respects, including, without limitation, with respect to materials, color, workmanship, designs, dimensions, styling, detail and quality, to the Final Prototypes approved by Lauren.

                  (f) The Company shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that Lauren may have previously approved a conflicting item or conduct. The Company shall advise

Lauren to the extent any Final Prototype does not comply with any such law, rule, regulation or requirement.

                  (g) It is the intention of the parties that Lauren and/or senior executive personnel of the Design Studio and senior executives of the Company shall meet no less than twice each calendar year at mutually convenient places and dates to review all areas of product creation and promotional themes and to discuss and pursue in good faith the resolution of problems encountered by either party in connection with this Agreement.

            4.    Lauren's Compensation.

                  (a) As full compensation for the services and License, the Company shall pay to Lauren sums equal to the following: the "Regular Compensation", the "Cosmetics Compensation" and the "Japanese Compensation", all of which shall collectively be referred to as the "Compensation".

                        (i) The "Regular Compensation" shall be equal to [***] percent [***], of the "Company's Net Sales" excluding that portion of Net Sales attributable to (i) Cosmetic Royalty Products or (ii) sales of Royalty Products to or in Japan.

                        (ii) The Cosmetics Compensation shall be equal to the following percentages of the Company's Net Sales of Cosmetic Royalty Products (excluding those made to or in Japan) for the calendar years indicated:

                                   Cosmetics
      Calendar Year            Royalty Percentage
      -------------            ------------------
      1985                          [***]
      1986 and 1987                 [***]


1988                                 [***]
1989 and thereafter                  [***]


                       (iii) The "Japanese Compensation" shall be equal to [***] percent [***] of the Company's Net Sales to or in Japan; provided, however, that prior to the time the Company shall commence sales of Royalty Products in Japan, Lauren and the Company shall negotiate in good faith and agree upon an appropriate launch period during which the Japanese Compensation shall be waived by Lauren.

                  (b) The Regular Compensation, the Cosmetics Compensation and the Japanese Compensation shall be payable as follows: With respect to each "Semi-Annual Accounting Period" (being the 6-month period ending June 30 and December 31 of each year during the term of this Agreement, except that the first Semi-Annual Accounting Period shall be the period from the date hereof through June 30, 1985) the entire Regular Compensation, Cosmetics Compensation and Japanese Compensation for such Semi-Annual Accounting Period shall be paid on or before the fifteenth day of the third month next following the end of such Semi-Annual Accounting Period.

                  (c) [Intentionally omitted]

                  (d) The term "Net Sales" as used herein shall mean the gross sales made by the Company and its Affiliates and Sub-licensees to (i) retailers or to ultimate consumers (as in the case of accommodation sales to their respective employees and to others) of Full-Priced Royalty Products excluding amounts received for shipping charges and sales, excise or other taxes which are collected by them, and less all allowances, discounts, returns and bad debts and
(ii) to wholesalers which are not Affiliates or Sub-licensees of

Full-Priced Royalty Products excluding amounts received for shipping charges and sales, excise or other taxes which are collected by them, and less all allowances, discounts, returns and bad debts. Net Sales shall be calculated on the basis of the local currency in which said Net Sales are made. The term "bad debts" as used in this sub-paragraph shall mean accounts receivable of the Company and its Affiliates and Sub-licensees arising from the aforesaid sales of Full-Priced Royalty Products which have not been paid within 120 days after the due date; provided, however, that if any bad debt is subsequently collected, then, and in such event, the amount thereafter collected on account of such bad debt shall, upon collection, be included in the Company's Net Sales for the period collected. Sales of Licensed Products between the Company and its Affiliates and Sub-licensees (or persons, firms, corporations or businesses with rights to use the Names on Licensed Products outside the Territory), or between said Affiliates and Sub-licensees, shall not be included in the calculation of the Company's Net Sales, provided such sales are made solely for the purpose of further re-sale.

                  (e) The term "Full Price Royalty Products" as used herein shall mean all Royalty Products except (i) display materials, samples and dummies and (ii) Promotion Products.

                  (f) The term "Promotion Products" shall mean Royalty Products which are sold to retailers (x) at a price yielding less than the mark-up or profit margin generally realized by the Company, its Affiliates or Sub-licensees (as the case my be) upon the sale by them to retailers of Royalty Products (y) to enable such retailers to re-sell such products to ultimate consumers in conjunction with the sale by such retailers to ultimate consumers of other Royalty Products (which are not Promotion Products), and (z) for the purpose of promoting the sale of such other Royalty Products; provided, however, that notwithstanding the foregoing if the Cost of Goods (as hereinafter defined) to the Company or its Affiliates or Sub-licensees (as the case may be) of a Royalty Product is not greater than [***] percent [***] of the price at which such product is sold by them to retailers, then, and in such event, such Royalty Product shall not be deemed a Promotion Product. The "Cost of Goods" of a Royalty Product shall include and consist of (i) the variable costs of materials (including packaging, components, chemicals) and all other manufacturing costs directly traceable to the production of units of the Royalty Product, (ii) all direct labor costs, and (iii) an appropriate allocation of all fixed costs consisting of all manufacturing costs and overhead not traceable to specific units of production (such as rent, heat, plant manager, etc.), all in conformity with normal industry practice. The Company shall sell or give away products which are not Royalty Products in conjunction with Royalty Products only with Lauren's prior approval (or with the approval of PLC under the License Agreement given pursuant to paragraph 4.6(f) thereof), to be exercised in his sole discretion. Sales of such products shall nevertheless be subject to compensation payments pursuant to this paragraph 4 unless otherwise agreed by Lauren and the Company or unless such promotional products are purchased from licensees of Lauren and PLC in transactions from which Lauren and PLC will derive their full compensation and royalty (as the case may be) fees or unless the Cost of Goods of such products to the Company or its Affiliates or its Sub-licensees (as the case my be) is greater than [***] percent [***] of the price at which such products are sold by them to retailers. Upon Lauren's request, Lauren and the Company shall review periodically the

Company's promotional practices hereunder, and should said review reveal that the Company is deriving excess profits on sales of non-Royalty Products, Lauren and the Company shall negotiate in good faith an appropriate compensation to be paid in connection with said sales.

            5.    Foreign Currency and Reports.

                  5.1 The Company shall pay (or cause to be paid) the Compensation due hereunder pursuant to Article 4 in New York in United States currency in accordance with Lauren's instructions. If payment of Compensation on sales is made to Lauren in the United States (not directly from the country in which the sales were made) in United States currency, the conversion of foreign currency to United States dollars shall be at the prevailing exchange rate at Manufacturers Hanover Trust Company, New York, New York at the close of business on the last day of the Semi-Annual Accounting Period for which such Compensation payment is made. In the case of payments of Compensation made directly from the country in which Full-Priced Royalty Products are sold, remittances of Compensation to Lauren in United States currency shall be made by converting the currency upon which Net Sales are calculated at the prevailing exchange rate at a leading bank in such country normally used by the Company or its Affiliate or Sub-licensee as a depository at the close of business an the due date of payment or on the payment date if prior to the due date of payment. Lauren will cooperate, at the Company's expense, in preparing, filing and executing any documents or instruments required by the Company to convert the funds into United States currency or to transfer such funds to Lauren (as the case may be) in the United States. It is the intention of the parties hereto that the calculation of Compensation due to Lauren shall be based upon a conversion to United States dollars from the local currency in which the sales of Royalty Products are made without regard to any intermediary currency transactions. It is also the intention of the parties hereto to eliminate any speculative activity of either party which my be undertaken to the detriment of the other with respect to the exchange rates.

                  5.2 In countries where foreign remittances of royalties or compensation are prohibited or partially restricted, Compensation shall be paid locally to a bank account in such country specified by Lauren. If foreign remittances are only partially restricted, Lauren and PLC (pursuant to the License Agreement), on the one hand, and the Company on the other hand, shall share equally the total proceeds (whether monetary or non-monetary) permitted to be remitted from any such country (Lauren's and PLC's combined share (including compensation and royalties paid locally) not to exceed the Compensation and Royalty payments to which they are entitled pursuant hereto and to the License Agreement). The Company shall confer with Lauren at the latter's request in order to discuss available alternative procedures, to the extent practicable and permitted by law which would permit the payment of Compensation in the United States. The Company will cooperate, at Lauren's expense, in preparing, filing and executing any documents or instruments required by Lauren to convert the funds into United States currency or to transfer such funds to Lauren in the United States.

                  5.3 Lauren and the Company shall jointly decide whether a program for the sale of Licensed Products should be undertaken or continued in any country which prohibits the payment of royalties or compensation both internally and externally.

                  5.4 The Company shall use diligent efforts to provide Lauren, within seventy-five (75) days of the end of each of the first and third calendar quarters of each calendar year, with informal statements of Net Sales by country in the local currency during each such quarter ended in order that Lauren may have the opportunity to protect Compensation remittances from currency fluctuations.

                  5.5 The Company shall prepare, maintain and furnish to Lauren such records and reports as are required pursuant to Article 6 of the License Agreement. Submission of the required records and reports to PLC pursuant to the License Agreement shall be deemed to have been furnished to Lauren unless Lauren requests separate submissions.

            6.    Operating Expenses.

            The Company shall, provided its written consent shall have been obtained in advance, reimburse, advance or pay directly any and all costs and expenses for travel outside of New York City, reasonably incurred by Lauren, the Design Studio or any authorized designee of Lauren, in connection with performance of the services and supplying of the designs rendered and created pursuant to paragraph 2.

            7.    Death or Incapacity of Lauren.

            In the event Lauren dies or becomes incapacitated, the Design Studio, or if the Design Studio is not then in existence, Lauren's authorized designee, or such entity or person as is responsible for the overall creation of marketing and design philosophy of Ralph Lauren products, shall perform the obligations of Lauren hereunder and the Company shall accept the services of the Design Studio or such designee, entity or person, and, accordingly, assume the expenses of the Design Studio, designee, entity or person as provided in paragraph 6. The Company shall pay all amounts required under paragraph 4 to Lauren or his heirs, successors or assigns.

            8.    Termination.

            This Agreement shall continue in full force and effect until terminated in one of the following ways, but in any event shall terminate upon termination of the License Agreement being executed simultaneously herewith:

                  (a) By Lauren, in the event that (i) any Compensation is not paid by the Company when due, and such failure to pay is not cured within ten
(10) days following notice to the Company of such failure (unless such payment is disputed by the Company in good faith, in which event the time to cure a failure to make payment shall begin after the rendition of an unappealable final judgment by an arbitration panel or a court of competent jurisdiction, (ii) the License Agreement being executed simultaneously herewith is terminated pursuant to the provisions of paragraph 10.1(a) thereof, (iii) there shall be a substantial breach by the Company of any other material provision of this Agreement, including specifically its obligations under paragraph 2(g), which breach shall not have been cured within ninety (90) days after Lauren shall have given the Company notice of the same, then, and in any of such events, at the option of Lauren or the Design Studio or Lauren's heirs, successors or assigns, this Agreement shall immediately terminate, and, subject to paragraph 8(c), all rights of the Company in and to the designs furnished hereunder and all copyrights and design patents therein shall terminate.

                  (b) By the Company, in the event that (i) Lauren makes an assignment for the benefit of creditors or is adjudged in any legal proceeding to be voluntarily or involuntarily bankrupt, (ii) the License Agreement being executed simultaneously herewith is terminated pursuant to the provisions of paragraph 10.1(b) thereof, or (iii) there shall be a substantial breach by Lauren of any other material provision of this Agreement, which breach shall not have been cured within ninety (90) days after the Company shall have given Lauren notice of the same.

                  (c) Subject to the provisions of paragraph 10.5 of the License Agreement, for the Post-Termination Period referred to in paragraph 10.4 of the License Agreement, the Company, its Affiliates and its Sub-licensees may continue to sell Royalty Products which were in inventory, in process, or for which written orders had been received from customers, as of the date of termination of this Agreement. Upon the conclusion of the Post-Termination Period, all rights and interests in and to the designs furnished hereunder and design patents therein and all copyrights licensed hereby shall belong to and be the property of Lauren, and the Company, its Affiliates and its Sub-licensees shall have no further or continuing right or interest therein.

                  (d) The Company acknowledges and admits that there would be no adequate remedy at law for its failure to cease the manufacture or sale of Royalty Products at the termination of the Disposal Period and the Company agrees that in the event of such failure, Lauren shall be entitled to relief by way of temporary or permanent injunction and such other and further relief as any court with jurisdiction may deem proper.

                  (e) For the purposes of sub-paragraphs (a) and (b) of this paragraph 8, a breach of this Agreement shall be deemed to be cured if the course of conduct or omission comprising or causing such breach is timely brought to an end whether or not the effects of such prior conduct or omission continue thereafter.

                  (f) The exercise by either party hereto of any of the foregoing rights of termination shall not constitute a waiver of other rights and remedies available to such terminating party, including, unless otherwise specifically provided herein, any right to damages; provided, however, that neither Lauren nor the Company shall be entitled to damages in the event this Agreement terminates as a result of the termination of the License Agreement due to a default by the Company under paragraph 8.2(e) of the License Agreement or by PLC under paragraph 8.1(e) of the License Agreement. The failure by either party to insist upon the strict performance of any provision hereof shall not constitute a waiver by such party of its right to strict performance of such provision in the future nor shall a waiver of any right hereunder on any occasion constitute a waiver of such right on any other occasion.

            9.    Notices.

            All notices or other communications required or contemplated hereunder shall be in writing and shall be deemed given when transmitted by telex (with confirmed answerback) or delivered in person or fifteen (15) days after sent, postage prepaid, by registered mail, as follows:

                  (a)   if to the Company, addressed as follows:

                  L'Oreal
                  Centre Eugene Schueller
                  41, Rue Martre
                  92117 Clichy Cedex, France
                  Attention:  Directeur Juridique et Financier
                  Telex:  613088 CELER

                  with a copy to:

                  John F. Flaherty, Esq.
                  Gibney Anthony & Flaherty
                  420 Lexington Avenue
                  New York, New York 10170
                  Telex:  649388

                  (b)   if to Lauren or the Design Studio, addressed as follows:

                  Ralph Lauren Design Studio
                  1107 Fifth Avenue
                  New York, New York 10028
                  Telex:  420747 POLOFAS

                  with a copy to:

                  Mark N. Kaplan, Esq.
                  Skadden, Arps, Slate,
                        Meagher & Flom
                  919 Third Avenue
                  New York, New York 10022
                  Telex: 645899


Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

            10.   Binding Effect.

            This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

            11.   Assignment.

                  (a) Lauren may assign his right to receive compensation under this Agreement.

                  (b) The Company may assign its rights and obligations under this Agreement only (i) to a transferee of substantially all of its business or assets and upon the express assumption of all of the Company's obligations hereunder by such transferee or to a successor to the Company's business by way of merger, consolidation or other business combination or (ii) to an Affiliate, in which case the Company shall remain liable hereunder.

            12.   Arbitration and Equitable Remedies.

            12.1 Any controversy, claim or dispute arising out of or relating to this Agreement or breach thereof, except with respect to an application pursuant to paragraph 12.2 hereof, shall be settled by binding arbitration in accordance with the rules of the International Chamber of Commerce, by three arbitrators selected in accordance with such rules, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York. Notice of arbitration shall be sufficient if made or given in accordance with the provisions of article 9 hereof.

            12.2 In the event of a breach or threatened breach of this Agreement, any party hereto shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief, it being the intention of the parties that this Agreement be specifically enforced to the maximum extent permitted by law.

            13.   Relationship of Parties.

            This Agreement shall not create nor be considered to create the relationship of master and servant, principal and agent, partnership or joint venture between the parties hereto, and neither party shall be liable for any obligation, liability, representation, negligent act or omission to act on the part of the other except as expressly set forth herein.

            14.   Governing Law.

            This Agreement shall be construed and governed in accordance with the internal laws of the State of New York without regard to choice of law provisions.

            15.   Entire Agreement.

            This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and may not be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be valid unless signed by a party to be charged therewith.

            16.   Severability.

            Provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction.

            17.   Counterparts.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            18.   Termination of Prior Agreement.

            This Agreement supersedes a prior design and consulting agreement made and dated as of November 22, 1976 (executed on June 30, 1978) between the Company (as successor to the rights of respectively, Cosmair and WTL) and Lauren, and the rights, duties and obligations of the parties from this date forth shall be governed by this Agreement; provided that the Company's obligations prior to this date shall continue to be governed by the prior design and consulting agreement. The Company shall cause Cosmair to remit compensation with respect to sales of Licensed Products made prior to this date as required thereunder.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the lst day of January, 1985.
                                 L'OREAL S.A.


                                 By:  /s/ Marc de Lacharriere
                                    ------------------------------------

                                 Date:  October 8, 1985
                                       ---------------------------------


                                        /s/ Ralph Lauren
                                    ------------------------------------
                                 Ralph Lauren, individually and doing business as Ralph Lauren Design Studio


                                 Date:   October 8, 1985
                                       ---------------------------------

                                 L'OREAL S.A.
                            Centre Eugene Schueller
                                41, Rue Martre
                              92117 Clichy Cedex
                                    France


                                                         As of January 1, 1985



Mr. Ralph Lauren
1107 Fifth Avenue
New York, New York 10028

      and

Polo Fashions, Inc.
40 West 55th Street
New York, New York 10019

Gentlemen:

            Reference is made (i) to a restated foreign license agreement (the "License Agreement") dated January 1, 1985 between L'Oreal S.A., a corporation organized under the laws of France (the "Licensee"), and The Polo/Lauren Company, a New York limited partnership (the "Licensor"), which License Agreement is being executed simultaneously herewith and (ii) a foreign design and consulting agreement (the "Design Agreement") dated as of January 1, 1985 between Ralph Lauren ("Lauren") individually and doing business under the name Ralph Lauren Design Studio, and Licensee, which Design Agreement is being executed simultaneously herewith. The License Agreement and the Design Agreement are hereinafter, at times, referred to collectively as the Agreements.

            In order to induce the Licensee to enter into the Agreements and to perform the obligations imposed on the Licensee thereunder, the Licensor has requested Lauren and Polo Fashions, Inc., a New York corporation ("PFI"), to confirm to the Licensee certain representations, warranties, covenants and acknowledgments, which representations, warranties, covenants and acknowledgments have previously have been made to the Licensor by Lauren and PFI.

            NOW, THEREFORE, the parties hereto agree as follows:

            1. Lauren and PFI, jointly and severally, hereby make the following representations and warranties to Licensee, which are confirmatory of the rights received by the Licensor under various agreements (the "Transfer Agreements") among the Licensor, Ricky Lauren and Mark N. Kaplan as trustees under an Agreement dated September 21, 1976 (the "Trustees"), Lauren and PFI each of which shall be deemed to be independently material and relied upon by the Licensee, regardless of any investigation made or information obtained by the
Licensee:

                  (a) As of November 12, 1976, PFI was the registered owner of, and Lauren had consented to the use of his name in connection with the registration of, the trademarks (i) "Polo (with design) by Ralph Lauren", United States Patent Office Registration No. 978,166 covering certain products in U.S. Class 39, (ii) "Ralph Lauren" (and Polo Player Design), United States Patent Office Registration No. 984,005 covering certain products in U.S. Class 39, (iii) "Chaps by Ralph Lauren", United States Patent Office Registration No. 1,016,955 covering certain products in U.S. Class 39 and (iv) "Polo by Ralph Lauren" covering certain products in U.S. Class 26. PFI and Lauren, by written instrument duly executed by them in favor of Licensor, have given their consent and agreement to interpose no objection to the registration, use and licensing of the foregoing trademarks, the Names and all other names and marks which either or both (or any business entity which is now or hereafter owed or controlled, directly or indirectly, by either or both of them), may hereafter develop or own (except such other names and marks as are not used in connection with any fashion related product) in connection with the manufacture and/or distribution and sale of Licensed Products, as contemplated by the License Agreements;

                  (b) Licensor has the full right, power and authority to execute and deliver, and perform the terms of, the License Agreement and the consummation of the transactions contemplated by the License Agreement will not violate any agreement to which Licensor, Lauren or PFI is a party or by which they, it or he may be bound;

                  (c) Without limiting the generality of the last preceding subparagraph, Licensor has the full right to grant the License and neither Licensor, Lauren nor PFI is a party to or bound by any agreement in conflict with the License Agreement or with any provision thereof. Except as may be provided in the Agreements, neither Licensor, Lauren nor PFI has granted to any other person, firm, corporation or business any right, license or privilege to use the Names or associated crests, symbols, logos or identifying marks, or any crest, symbol, logo or identifying marks which would be confusingly similar thereto in connection with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee under the License Agreement;

            2. In further confirmation of their prior transfer of rights to Licensor, Lauren and PFI, jointly and severally, covenant and agree with Licensee as follows:

                  (a) Lauren and PFI will not, and will not permit any business entity owned or controlled by them to, grant any person, firm, corporation or business (other than Licensee) any right, license or privilege to use in the Territory the Names or associated crests, symbols, logos or identifying marks or any name, crest, symbol, logo or identifying mark which would be confusingly similar thereto in connection with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee under the License Agreement;

                  (b) Lauren and PFI hereby confirm Foreign Licensor's authority to appoint Licensee as its attorney-in-fact to apply for and register, in accordance with the provisions of the Agreements, in the name of Licensor, in any part of the Territory all trade names and trademarks which make use of the Names or are associated therewith as applied to Licensed Product. Lauren and FFI will cooperate with Licensee in all manners and respects, but at Licensee's expense, to enable Licensee to obtain the aforesaid registrations, and Lauren and PFI will execute any further agreements, documents and instruments as may be necessary to effect the same;

                  (c) Lauren and PFI will not at any time disclose to any person, firm, corporation or business (other than to the licensee with respect to Licensed Products in the United States of America, if required in connection with a program for the Licensed Products there) any confidential information (including, without limitation, customer lists) concerning the conduct of the business and affairs of Licensee or of any subsidiary or affiliate of Licensee which they may acquire except as may be required pursuant to law and then only upon advance notice to Licensee;

                  (d) Lauren and PFI shall protect, indemnify and save harmless Licensee and each of Licensee's officers, directors, employees and agents against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees, arising out of the breach or material inaccuracy of any of the representations, warranties, covenants and agreements of (x) Licensor contained in the License Agreement or (y) Lauren or PFI, contained in this letter.

      Licensee shall have the right in its discretion, and with counsel of its own choosing, to take any action, legal or otherwise, in its own name and/or in the name of Lauren or PFI, at Licensee's discretion, to protect any trade name or trademark covered by the License from infringement, counterfeiting or passing off. prior to taking any such action, Licensee shall advise Licensor of its intention to commence the proposed action and thereafter, at Lauren or PFI's request, shall promptly furnish Lauren and/or PFI with copies of relevant documents and Lauren and PFI advised of developments relating to the action. Lauren and PFI shall cooperate with Licensee, and if requested, shall join in as a plaintiff in any such action with counsel designated by Licensee. Any legal expenses incurred in the prosecution of such action shall be borne by, and any money recoveries received in such action, shall belong to, Licensee (subject only to the rights, if any, of Licensor to a royalty on any such recovery as expressly provided in the License Agreement);

                  (e) Lauren and PFI acknowledge that the Current Names have established prestige and good will in the field of fashion apparel and that it is of major importance to Licensee that the high standards and reputation of the Current Names be maintained. Neither Lauren nor PFI will take action which will be likely to injure or damage the reputation for high quality which has come to be associated with the Current Names. Licensee shall not be entitled to damages by reason of Lauren's or PFI's breach or default of their obligations under this subparagraph (e) and Licensee's sole remedy under the Agreements shall be to terminate the Agreements pursuant to the provisions thereof.

                  (f) Lauren and PFI believe and intend that they have transferred and assigned to Licensor all rights required by Licensor to enable Licensor to fully perform its obligations under the License Agreement. Nevertheless, in confirmation thereof, if Lauren or PFI or any entity owned or controlled by them now has or may hereafter acquire any right or interest in or to any of the Names and if such right or interest is required to or should properly be owned by Licensor under the License Agreement or to otherwise fully perform Licensor's obligations thereunder, then, and in such event, the following provisions shall apply:

                        (i) Lauren and PFI shall promptly transfer and assign
            such right and interest to Licensor, without cost or expense to Licensee, and (ii) for the purpose of the License Agreement and Licensee's rights thereunder, such rights and interests shall be deemed to be the property of Licensor (whether or not they are actually assigned or transferred to Licensor as provided in clause
            (i) above);

                  (g) If Lauren or PFI hereafter register any new Name in any part of the world, they will promptly thereafter advise Licensee of the same;

                  (h) Lauren will not permit his name to be used by any Unaffiliated Third Person as the designer or creator of a line of clothing or any other line of fashion related products owned, manufactured or distributed by such Unaffiliated Third Person, unless such Unaffiliated Third Person agrees, for the benefit of Licensee, that neither Ralph Lauren's name or the name of Ralph Lauren as part of a trade name or trademark used for or in connection with such line of clothing or other line of fashion related products will be used in the Territory by such Unaffiliated Third Person (or by any person licensed or authorized by him) for a line of Licensed Products or in connection with the sale, distribution or promotion thereof. The term "Unaffiliated Third Person" shall mean every person and business entity except Licensor, the Trustees, Lauren, PFI and each business entity owned or controlled directly or indirectly, by them; and

                  (i) In further confirmation of their prior transfer of rights to Licensor, (i) Lauren and PFI do hereby join in each of the covenants and agreements of Licensor contained in the License Agreement (including, without limitation, the covenants and agreements of the Licensor set forth in paragraphs 2.2, 8.1, 10.4 and 14 of the License Agreement) and (ii) Lauren and PFI expressly consent to all of the other terms and conditions of the License Agreement and will deliver such documents and take such action as may be reasonably requested in order to enable Licensor to fully carry out the intent and accomplish the License Agreement.

            3. Licensee acknowledges that, except as set forth in paragraph 1 hereof, Lauren and PFI have not represented to Licensee that Licensor, Lauren or PFI have any trademarks, trade names or other rights or interests in or to the Names or that persons other than Licensor, Lauren or PFI have no such trademarks, trade names or other rights or interests. If Licensee uses any Name as a trademark, trade name or product name for a Royalty Product without registration of the same (except as may be necessary to establish its use in commerce) Licensee will protect, defend and save harmless Lauren and PFI from and against any claim of third persons for infringement, counterfeiting or passing off against Lauren or PFI arising out of the use of such unregistered Name provided that (x) neither Lauren, PFI nor Licensor shall have misrepresented to Licensee their rights or interests in or to such Name whether in this letter, in the License Agreement or any other instrument, and (y) such claim shall not arise by reason of any action taken by Lauren, PFI or Licensor in breach of any obligation they may have to Licensee whether arising under this letter, the License Agreement or any other instrument.

            4. In the event of a breach or threatened breach of any of the covenants of Lauren or PFI contained in this letter, Licensee shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief in a court of competent jurisdiction, it being the intention of the parties to this Agreement that the covenants and agreements of Lauren and PFI hereunder be specifically enforced to the maximum extent permitted by law.

            If the representations of Lauren herein contained are not true and correct in any material respect or if there shall be a substantial breach by Lauren of any of its covenants hereunder, which breach shall not have been cured within ninety (90) days after Licensee shall have given Lauren notice of same, such misrepresentation or breach shall be deemed and shall constitute a breach of the Design Agreement, and Licensee shall have the right, in addition to any and all rights and remedies that Licensee has against Lauren by reason of the same, to (i) terminate the Design Agreement and/or (ii) set off any and all damages, costs, expenses, losses, and other injuries sustained by Licensee by reason of such misrepresentation or breach against any sums payable by Licensee under the Design Agreement, except as otherwise provided in this letter or under the Design Agreement.

            5. In all instances where Lauren has a right of approval herein, such right may be exercised personally by Lauren or by the Ralph Lauren Design Studio. If Lauren or the Ralph Lauren Design Studio fails or is unable to exercise such right within thirty (30) days (by informing Licensee whether Lauren grants or withholds his said approval) Lauren shall be deemed to have given his approval to Licensee with respect to the matter as to which his approval was sought.

            6. Licensee covenants and agrees with Lauren and PFI, as follows:

                  (a) Licensee will not disclose to any person, firm, corporation, or business any confidential information concerning the conduct of the business and affairs of Lauren or PFI which Licensee may acquire; and

                  (b) It is understood that Licensor, Lauren and PFI assume no liability to Licensee or third parties with respect to the performance characteristics of the Royalty Products, and Licensee will protect, defend, indemnify and save harmless, Licensor, Lauren and PFI, their officers, employees and agents, against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees and disbursements, for product liability or breach of warranty claims of third persons arising out of the use of such Products by such third persons.

            7. All notices, approvals or other communications required under or contemplated by this Letter shall be in writing and (x) if given to Licensee, Licensor or Lauren shall be delivered in the manner provided in the Agreements, and (y) if given to PFI shall be transmitted by telex (with confirmed answerback) or delivered in person or sent, postage paid, by registered or certified mail, return receipt requested. as follows:

                        Polo Fashions, Inc.
                        40 West 55th Street
                        New York, New York 10019
                        Attention:  President
                        Telex:  420747 POLOFAS

                  with a copy to:

                        Mark N. Kaplan, Esq.
                        Skadden, Arps, Slate, Meagher &
                          Flom
                        919 Third Avenue
                        New York, New York 10022
                        Telex:  645899

            8. All terms used in this Letter Agreement shall be defined for the purposes hereof as provided in the Agreements unless otherwise expressly defined herein.

            9. This Letter Agreement supersedes a prior letter agreement made and dated November 22, 1976 (executed an June 30, 1978) among Cosmair, Inc. (as successor to the rights of Warner/Lauren Ltd.) and Lauren and PFI and the rights, duties and obligations of the parties from this date forth shall be governed by this Letter Agreement.


                              Very truly yours,

                              L'OREAL S.A.



                              By:     /s/ Marc de Lacharriere
                                 ------------------------------------

READ AND AGREED TO:



   /s/ Ralph Lauren
------------------------------------
Ralph Lauren


POLO FASHIONS, INC.



By:   /s/ Peter Strom
------------------------------------
Encl.

          [LETTERHEAD OF POLO RALPH LAUREN CORPORATION-VICTOR COHEN]





                               September 16, 1994


VIA FEDERAL EXPRESS

L'Oreal S.A.
Centre Eugene Schueller
41, rue Martre
92117 Clichy Cedex, France

Attn:  Directeur Juridique et Financier


                  Re:   Foreign Design and Consulting Agreement
                        dated January 1, 1985 ("Design Agreement")

Gentlemen:

            We hereby give you notice that Ralph Lauren will, at a closing which we anticipate will take place on or shortly after October 1, 1994 (the "Closing"), assign his rights and obligations under the Design Agreement (including the right to receive compensation thereunder) to Polo Ralph Lauren Enterprises, L.P., a Delaware limited partnership, in which Mr. Lauren will own the controlling interest. Mr. Lauren will continue to perform the services set forth in the Design Agreement on the terms set forth therein.

            We will give you further notice promptly after the Closing concerning the effective date of the assignment and all necessary information regarding the party to which future correspondence, accountings and payment should be directed.

            Kindly indicate your acknowledge and consent to the consummation of the proposed transaction described above by executing the enclosed copy of this letter in the place provided and returning it to us in the enclosed Federal Express envelope at your earliest convenience.

                                    Very truly yours,

                                    /s/ Victor Cohen
                                    ----------------------------
                                    Victor Cohen
                                    on behalf of Ralph Lauren

/db.2878

Enclosures

AGREED:

L'OREAL S.A.


By:     /s/ P. Simoncelli
   ------------------------------------
     Name:  P. Simoncelli
     Date:  September 28, 1994

                            [LETTERHEAD OF L'OREAL]


October 25, 1994



POLO RALPH LAUREN CORPORATION
650 Madison Avenue
New York, NY  10022

Attn: Mr Victor COHEN,
Vice-President and General Counsel


Re: Your letter of September 16, 1994 - Foreign Design and Consulting Agreement dated January 1, 1985 ("Design Agreement").


Gentlemen,

Further to your above-referred letter, we are pleased to confirm our consent to the proposed transaction described therein (we enclose herewith such letter countersigned on our side), subject however that:

1/ As announced by Mr Cohen on behalf of Ralph Lauren, Mr Ralph Lauren undertakes to continue to personally perform the services set forth in the Design Agreement on the terms set forth therein;

2/ "Polo Ralph Lauren Enterprises, L.P., or any successor or assignee to its rights and duties under the Design Agreement, will in any and all events
      (i) be able to provide us with the said services of Lauren as provided in the Design Agreement, and (ii) be controlled by Lauren or by the person(s) or entity which controls the Polo/Ralph Lauren trademarks or by an affiliate of such person(s) or entity".



                                          Very truly yours,

                                          /s/ P. Simoncelli
                                          --------------------
                                          P. SIMONCELLI
                                          General Counsel

P.S.: This letter supersedes our former letter dated September 28, 1994, with same object in reference.

Encl.